AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 2000
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-6

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                   FOR REGISTRATION UNDER THE SECURITIES ACT
                    OF 1933 OF SECURITIES OF UNIT INVESTMENT
                        TRUSTS REGISTERED ON FORM N-8B-2

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A. EXACT NAME OF TRUST:

                              EQUITY INVESTOR FUND
                           WESTERN PREMIER PORTFOLIO
                                 2000 SERIES A
                              DEFINED ASSET FUNDS

B. NAMES OF DEPOSITORS:

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                           DEAN WITTER REYNOLDS INC.
                            PAINEWEBBER INCORPORATED

C. COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

                          MERRILL LYNCH, PIERCE,
                              FENNER & SMITH
                               INCORPORATED
                            DEFINED ASSET FUNDS
                               P.O. BOX 9051
                         PRINCETON, NJ 08543-9051

PAINEWEBBER INCORPORATED                             DEAN WITTER REYNOLDS INC.
   1285 AVENUE OF THE                                   TWO WORLD TRADE
        AMERICAS                                      CENTER--59TH FLOOR
   NEW YORK, NY 10019                                NEW YORK, NY 10048

D. NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

                           TERESA KONCICK, ESQ.
                               P.O. BOX 9051
                         PRINCETON, NJ 08543-9051

                                COPIES TO:
                          PIERRE DE SAINT PHALLE,
                                   ESQ.
                           450 LEXINGTON AVENUE
                            NEW YORK, NY 10017

    ROBERT E. HOLLEY                                 DOUGLAS LOWE, ESQ.
   1285 AVENUE OF THE                             DEAN WITTER REYNOLDS INC.
        AMERICAS                                       TWO WORLD TRADE
   NEW YORK, NY 10019                                CENTER--59TH FLOOR
                                                     NEW YORK, NY 10048

E. TITLE OF SECURITIES BEING REGISTERED:

   An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F. APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

 As soon as practicable after the effective date of the registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                                    PART II

             ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

 I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

 II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

            Merrill Lynch, Pierce, Fenner & Smith Incorporated    8-7221
            PaineWebber Incorporated........................      8-16267
            Dean Witter Reynolds Inc. ......................      8-14172

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B. The Internal Revenue Service Employer Identification Numbers of the Sponsors
and Trustee are as follows:

            Merrill Lynch, Pierce, Fenner & Smith Incorporated   13-5674085
            Dean Witter Reynolds Inc. ......................     94-0899825
            PaineWebber Incorporated .......................     13-2638166
            The Bank of New York ...........................      13-4941102

     Final prospectuses from the following Series of Defined Asset Funds-Equity Investor Fund (all of which are incorporated herein by reference) may be used as preliminary prospectuses for this Series: EIF CS Health Care Trust 2000 Series
A DAF (Reg. No. 33-94055); EIF CS Internet Portfolio 1999 Series D DAF (Reg.
No. 333-88999) and EIF CS Internet Portfolio 2000 Series A DAF (Reg. No. 333-94057).

                                  UNDERTAKING

The Sponsors undertake that they will not make any amendment to the Supplement to this Registration Statement which includes material changes without submitting the amendment for Staff review prior to distribution.

                                      II-1


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                       CONTENTS OF REGISTRATION STATEMENT

The Registration Statement on Form S-6 comprises the following papers and documents:

     The facing sheet of Form S-6.

     The Cross-Reference Sheet (incorporated by reference from the Cross-Reference Sheet of the Registration Statement of Defined Asset Funds Municipal Insured Series, 1933 Act File No. 33-54565).

     The Prospectus.

     Additional Information not included in the Prospectus (Part II).

     The following exhibits:

1.1 --Form of Trust Indenture (incorporated by reference to Exhibit 1.1 to the Registration Statement of Equity Income Fund, Select S&P Industrial Portfolio 1997 Series A, 1933 Act File No. 333-05683.

1.1.1 --Form of Standard Terms and Conditions of Trust Effective as of October 21, 1993 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series-48, 1933 Act File No. 33-50247).

1.2 --Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement under the Securities Act of 1933 of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

*3.1 --Opinion of counsel as to the legality of the securities being issued including their consent to the use of their name under the heading "How the Fund Works--Legal Opinion" in the Prospectus.

*5.1    --Consent of independent accountants.

9.1 --Information Supplement (incorporated by reference to Exhibit 9.1 to the Registration Statement of Equity Income Fund, Select Ten Portfolio, 1999 International Series A (United Kingdom Portfolio), 1933 Act File No. 333-70593).

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*To be filed by amendment.

                                      R-1


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                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 20TH DAY OF JANUARY, 2000.

                  SIGNATURES APPEAR ON PAGE R-3, R-4 AND R-5.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

      A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

                                      R-2


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               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                   DEPOSITOR

By the following persons, who constitute  Powers of Attorney have been filed
  a majority of                             under
  the Board of Directors of Merrill         Form SE and the following 1933 Act
  Lynch, Pierce,                            File
  Fenner & Smith Incorporated:              Number: 333-70593

      GEORGE A. SCHIEREN
      JOHN L. STEFFENS

      By J. DAVID MEGLEN
       (As authorized signatory for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)

                                      R-3


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                            PAINEWEBBER INCORPORATED
                                   DEPOSITOR

By the following persons, who constitute          Powers of Attorney have been
  a majority of the Executive Committee             filed under the following
  of the Board of Directors of PaineWebber          1933 Act File Number:
  Incorporated:                                     2-61279

     MARGO N. ALEXANDER
     TERRY L. ATKINSON
     BRIAN M. BAREFOOT
     STEVEN P. BAUM
     MICHAEL CULP
     REGINA A. DOLAN
     JOSEPH J. GRANO, JR.
     EDWARD M. KERSCHNER
     JAMES P. MacGILVRAY
     DONALD B. MARRON
     ROBERT H. SILVER
     MARK B. SUTTON

      By ROBERT E. HOLLEY
       (As authorized signatory for PaineWebber Incorporated and Attorney-in-fact for the persons listed above)

                                      R-4


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                           DEAN WITTER REYNOLDS INC.

                                   DEPOSITOR

By the following persons, who constitute  Powers of Attorney have been filed
  a majority of                             under Form SE and the following 1933
  the Board of Directors of Dean Witter     Act File Numbers: 33-17085,
  Reynolds Inc.:                            333-13039, 333-47553 and 333-89009

      BRUCE F. ALONSO
      RICHARD M. DeMARTINI
      RAYMOND J. DROP
      JAMES F. HIGGINS
      JOHN J. MACK
      MITCHELL M. MERIN
      STEPHEN R. MILLER
      PHILIP J. PURCELL
      JOHN H. SCHAEFER
      THOMAS C. SCHNEIDER
      ALAN A. SCHRODER
      ROBERT G. SCOTT

      By MICHAEL D. BROWNE
       (As authorized signatory for
       Dean Witter Reynolds Inc.
       and Attorney-in-fact for the persons listed above)

                                      R-5